Exhibit 5.1

ONE BATTERY PARK PLAZA
NEW YORK, NEW YORK 10004

TELEPHONE: (212) 574-1200
FACSIMILE: (212) 480-8421
WWW.SEWKIS.COM	901 K STREET, N.W.
WASHINGTON, DC 20005
TELEPHONE: (202) 737-8833
FACSIMILE: (202) 737-5184

June 7, 2024

Dorian LPG Ltd.

c/o Dorian LPG (USA) LLC

27 Signal Road Stamford

Connecticut 06902

Re: Dorian LPG Ltd.

Ladies and Gentlemen:

We have acted as Marshall Islands counsel to Dorian LPG Ltd., a corporation organized under the laws of the Republic of the Marshall Islands (the "Company"), in connection with the Company's public offering and sale (the "Offering") of 2,000,000 shares of its common stock, par value $0.01 per share (the "Shares"), pursuant to the terms of an Underwriting Agreement, dated June 5, 2024 (the "Underwriting Agreement"), among the Company and Jefferies LLC, acting as the representative of each of the underwriters named on Schedule A thereto (collectively, the "Underwriters"). Pursuant to the Underwriting Agreement, the Company has granted the Underwriters a 30-day option to purchase up to an additional 300,000 shares of Common Stock. The Offering was registered under the Company's registration statement on Form S-3 (File No. 333-266588), which became effective with the U.S. Securities and Exchange Commission (the "Commission") pursuant to the provisions of the Securities Act of 1933, as amended (the "Securities Act") on August 22, 2022 (the "Registration Statement"), and which included a prospectus (the "Base Prospectus"), a preliminary prospectus supplement thereto, dated June 5, 2024 (the "Preliminary Prospectus Supplement"), and a final prospectus supplement thereto dated, June 5, 2024 (the "Final Prospectus Supplement," and together with the Base Prospectus, the "Prospectus").

We have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Underwriting Agreement; (ii) the Registration Statement; (iii) the Preliminary Prospectus Supplement and the Prospectus; (iv) the Articles of Incorporation and Bylaws of the Company; and (v) such other corporate documents and records of the Company and such other instruments, certificates and documents as we have deemed necessary or appropriate as a basis for the opinions hereinafter expressed. In such examinations, we have assumed the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies or drafts of documents to be executed, the genuineness of all signatures and the legal competence or capacity of persons or entities to complete the execution of documents. As to various questions of fact which are material to the opinions hereinafter expressed, we have relied upon statements or certificates of public officials, directors of the Company and others.

We have further assumed for the purposes of this opinion, without investigation, that (i) all documents contemplated by the Prospectus to be executed in connection with the Offering have been duly authorized, executed and delivered by each of the parties thereto other than the Company, and (ii) the terms of the Offering comply in all respects with the terms, conditions and restrictions set forth in the Prospectus and all of the instruments, agreements and other documents relating thereto or executed in connection therewith.

Based upon and subject to the foregoing, and having regard to such other legal considerations which we deem relevant, we are of the opinion that under the laws of the Republic of the Marshall Islands, the Shares have been duly authorized and validly issued and are fully paid for and non-assessable.

Members of our firm are members of the bar of the State of New York. Our opinion is limited to the laws of the United States, the State of New York and the Republic of the Marshall Islands. We express no opinion with respect to the laws of any other jurisdiction.

This opinion is rendered as of the date hereof, and we have no responsibility to update this opinion for events or circumstances occurring after the date hereof, nor do we have any responsibility to advise you of any change in the laws after the date hereof. As used in this opinion, “to our knowledge” or “known to us” means to the knowledge of our attorneys who have worked on, or have knowledge of, the Registration Statement and the Prospectus or issues in connection therewith or our attorneys who have rendered substantive legal attention to matters relating to the Company.

This opinion is rendered only to the Underwriters for their benefit in connection with their purchase of the Shares from the Company pursuant to the Underwriting Agreement. This opinion may not be relied upon by the Underwriters for any other purpose or by any other person, firm or corporation for any purposes whatsoever without our prior written consent.

We hereby consent to the filing of this opinion as an exhibit to the Company's Report on Form 8-K to be filed with the Commission on the date hereof, and to each reference to us and the discussions of advice provided by us under the heading "Legal Matters" in the Prospectus, without admitting we are "experts" within the meaning of the Securities Act or the rules and regulations of the Commission promulgated thereunder with respect to any part of the Registration Statement.

Very truly yours,

/s/ Seward & Kissel LLP